As filed with the Securities and Exchange Commission on June 11, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ategrity Specialty Insurance Company
Holdings

(Exact name of registrant as specified in its charter)

Nevada	82-4925734
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9 West 57th Street, 33rd Floor,

New York, NY 10019

(Address of Principal Executive Offices)

2019 Equity Incentive Plan

2025 Incentive Award Plan

(Full Title of the Plans)

Justin Cohen

Chief Executive Officer

9 West 57th Street, 33rd Floor,

New York, NY 10019

(212) 509-1600

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Marc D. Jaffe, Esq.

Erika L. Weinberg, Esq.

Gary D. Boss, Esq.

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2019 Equity Incentive Plan and 2025 Incentive Award Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Ategrity Specialty Insurance Company Holdings is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)	The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, dated June 10, 2025 relating to the registration statement on Form S-1, as amended (Registration No. 333-286059); and

(b)	The description of the Registrant’s common stock set forth in the Registrant’s registration statement on Form 8-A (File No. 001-42695), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on June 11, 2025, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under Items 2.02 or 7.01 of Form 8-K, or exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference, unless expressly provided to the contrary.

Item 4. Description of Securities.

See the description of the Registrant’s common stock set forth in the Registrant’s registration statement on Form S-1, as amended (Registration No. 333-286059).

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Nevada Revised Statutes (“NRS”) 78.138(7) provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless the presumption of Nevada’s “business judgment rule” (as codified in NRS 78.138(3)) has been rebutted and it is proven that: (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Our articles of incorporation provide for the exculpation of our directors and officer to the fullest extent under the NRS.

NRS 78.7502 permits a corporation to indemnify, pursuant to that statutory provision, a present or former director, officer, employee or agent of the corporation, or of another entity or enterprise (including as a manager of a limited liability company), for which such person is or was serving in such capacity at the request of the corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of such person’s service in such capacity if such person (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, however, no indemnification pursuant to NRS 78.7502 may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Any discretionary indemnification pursuant to the statutory mechanism provided under NRS 78.7502, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the NRS, may be made by a corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Such determination must be made (1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

NRS 78.751 further provides that indemnification pursuant to the statutory mechanism provided under NRS 78.7502 does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under our articles of incorporation, or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses, may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud, or violation was material to the cause of action. Pursuant to NRS 78.751(5), a right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such act or omission has occurred.

Our bylaws provide that we must indemnify our directors and officers in their respective capacities as such and in any and all other capacities in which any of them serves at our request to the fullest extent permitted by law.

We are also expressly authorized to advance certain expenses (including attorneys’ fees) to our directors and officers and carry directors’ and officers’ insurance providing for indemnification of its directors and officers for some liabilities.

We have in effect a directors and officers liability insurance policy indemnifying our directors and officers for certain liabilities incurred by them, including liabilities under the Securities Act, and the Exchange Act. We pay the entire premium of this policy.

We have entered into indemnification agreements with each of our directors and officers that provide the maximum indemnity allowed to directors and officers by the NRS (including NRS 78.751(3)) and which allow for certain additional procedural protections.

These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The foregoing is only a general summary of certain aspects of Nevada law and our bylaws and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the NRS and our bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit		Incorporated by Reference
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date

3.1*	Articles of Incorporation of Ategrity Specialty Insurance Company Holdings, as currently in effect.

3.2*	Bylaws of Ategrity Specialty Insurance Company Holdings, as currently in effect.

5.1*	Opinion of Brownstein Hyatt Farber Schreck, LLP.

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page to initial filing of registration statement).

99.1	2019 Equity Incentive Plan, effective as of February 5, 2019 and amended as of January 1, 2024 and as further amended on December 8, 2024.	S-1	333-286059	10.3	March 24, 2025

99.2	2025 Incentive Award Plan and forms of award agreements thereunder.	S-1/A	333-286059	10.4	April 15, 2025

107.1*	Calculation of Filing Fee Table.

* Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 11, 2025.

ATEGRITY SPECIALTY INSURANCE COMPANY HOLDINGS

By:	/s/ Justin Cohen
Name:	Justin Cohen
Title:	Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Ategrity Specialty Insurance Company Holdings, hereby severally constitute and appoint Justin Cohen and Neelam Patel, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Justin Cohen	Chief Executive Officer and Director	June 11, 2025
Justin Cohen	(Principal Executive Officer)

/s/ Neelam Patel	Chief Financial Officer	June 11, 2025
Neelam Patel	(Principal Financial and Accounting Officer)

/s/ Stuart J. Zimmer	Director, Chair	June 11, 2025
Stuart J. Zimmer

/s/ Tom Hulst	Director	June 11, 2025
Tom Hulst

/s/ William Mercer	Director	June 11, 2025
William Mercer

/s/ Robert C. Merton	Director	June 11, 2025
Robert C. Merton

/s/ Mitchell Pressman	Director	June 11, 2025
Mitchell Pressman

/s/ John (Jack) L. Sennott, Jr.	Director	June 11, 2025
John (Jack) L. Sennott, Jr.